EXHIBIT 99.1

 Genius Products Inc. Signs Music License for "Raggedy Ann and Andy"

    SAN DIEGO--(BUSINESS WIRE)--Aug. 19, 2003--Genius Products Inc. (OTCBB: GNPI) today announced it has signed a multi-year licensing agreement with United Media, the licensing agent for Simon & Schuster, the publisher for the classic children's book series Raggedy Ann & Andy.
    Working with United Media in New York, Genius Products will create a full line of music CDs inspired by the timeless themes and adventures of Raggedy Ann & Andy. Sold individually and in multi-packs, the CDs will complement the existing licensed products that feature the famous red-haired brother and sister. The music line will debut in 2003.
    Jean Sagendorph, licensing for United Media, stated, "The themes of love, compassion and generosity conveyed through the stories of Raggedy Ann & Andy will translate very well into a music collection, celebrating the spirit of America and classic family values."
    "We are very excited to be working with Copyrights and United Media on Raggedy Ann & Andy," said Klaus Moeller, CEO of Genius Products. "The popularity of the Raggedy Ann & Andy stories is amazing, having sold over 50 million books over the last 85 years. The recent surge in book sales through Simon & Schuster, combined with the licensing success, makes this the perfect time to be adding this classic property to the Genius music collection." Klaus Moeller continued, "This license agreement furthers Genius Products mission to become a leading entertainment company, focused on creating, developing and acquiring rights to quality children's entertainment properties and brands."
    Raggedy Ann & Andy are instantly recognizable, timeless American classics. Since 1915, stories of the adventures of these two lovable dolls, with their red yarn hair, shoe-button eyes and candy hearts, have delighted children, parents and grandparents for generations. In the last three years, the brand has enjoyed a resurgence, with three sold-out shows on QVC, a new licensing program with over 54 licensees selling product from Wal-Mart to FAO Schwartz, and a new publishing program that now boasts over 20 titles. In March 2002, Raggedy Ann was inducted into the National Toy Hall of Fame.
    "We believe the idea of creating music inspired by the values, themes and characters of the Raggedy Ann books is a perfect complement to our licensing strategy," continued Sagendorph. "We are very confident in Genius Products' ability to create innovative children's music products, and with their strong distribution network, the music should be well received at retail."

    About United Media

    Raggedy Ann & Andy is licensed by United Media on behalf of Simon & Schuster Children's Publishing. United Media (UM) is a worldwide licensing and syndication company that focuses on building brand equity around a wide range of creative content. UM licenses and/or syndicates other properties, including Peanuts, Precious Moments, the Copyrights at United Media portfolio (The World of Beatrix Potter, Paddington Bear, etc.), Dilbert, 2GRRRLS, Nancy and Sluggo, MIFFY, and Rainbow Fish. United Media is an E.W. Scripps Company.

    This press release contains certain forward-looking statements that involve a number of uncertainties. Such statements are made pursuant to the "safe-harbor" provision of the Private Securities Litigation Reform Act of 1995, established by securities legislation, and are based on the assumptions and exceptions of the company at the time such statements are made. Actual results could vary for many reasons, including but not limited to, the timely development and acceptance of new products and general market conditions. Other such risks and uncertainties include the company's ability to grow its business, the continuation of the company's distribution network, growth and other matters, which are described in the company's filings with the SEC.

    CONTACT: Genius Products Inc., San Diego
             Klaus Moeller, 858-793-8840
             Klaus.Moeller@geniusproducts.com
                 or
             United Media, New York
             Jean Sagendorph, 212-293-8500
             Jeans@unitedmedia.com